Rule 424(b)(3)
                                         Registration Statement
                                                   No. 33-52213


PRICING SUPPLEMENT NO. 6,

Dated September 14, 1995, to
Prospectus, dated February 23, 1994, and Prospectus
Supplement, dated March 2, 1994.

                    CPC INTERNATIONAL INC.
            MEDIUM-TERM FIXED RATE NOTES, SERIES B
         DUE MORE THAN NINE MONTHS FROM DATE OF ISSUE


Principal Amount:  U.S. $25,000,000.

Proceeds to Corporation:  U.S. $24,875,000

Underwriting Discount:  U.S. $125,000

Issue Price:  100%

Specified Currency:  U.S. Dollars.

Minimum Denominations: $1,000 and integral multiples of $1,000.

Original Issue Date:  September 19, 1995.

Maturity Date:  September 19, 2000.

Interest Rate:  6.20%.

Redemption:  The Notes cannot be redeemed prior to the Maturity
             Date.

Form:  Global Note.

Interest Payment Dates: Semiannually on May 15 and November 15 of each year and at maturity, commencing November 15, 1995.

Day Count Convention:  30/360



                     SALOMON BROTHERS INC





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Other Provisions:

Trustee, Registrar, Authenticating and Paying Agent: Bankers Trust Company (the "Trustee"), under the Indenture dated as of April 15, 1988 as amended and supplemented by the First Supplemental Indenture and Amendment dated March 2, 1994 between the Trustee and CPC International Inc.




      Salomon Brothers Inc has purchased the Notes as principal in this transaction for resale to one or more investors or other dealers at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Brothers Inc.